Exhibit 99.1

Boxlight Receives $1.25 Million Follow-On Investment from

The Lind Partners

Investment will provide additional working capital to fuel continued growth

LAWRENCEVILLE, GA, Dec. 17, 2019 — Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions for the global education market, today announced its entry into a funding agreement for gross proceeds of $1,250,000 (the “Investment”) with Lind Global Macro Fund, LP, an investment fund managed by The Lind Partners, a New York based institutional fund manager.

This Investment is in addition to $4,000,000 previously invested by Lind Global Macro Fund, LP in March 2019.

“We are fortunate to have The Lind Partners as an investor in Boxlight. This capital infusion will increase our working capital and better position us for aggressive growth in 2020,” said Chief Executive Officer of Boxlight, Mark Elliott. “Proceeds from the investment will allow us to increase our inventory balances and fuel topline growth, including sales of our newly introduced MimioClarity audio distribution system and MyBot coding and robotics solution.”

“Our continued investment in Boxlight is evidence of our confidence in the company’s management team and growth strategy for K-12 education,” said Phillip Valliere, managing director at The Lind Partners. “The education technology industry is fragmented with dozens of providers in each classroom category. Boxlight has a unique strategy as a total solution provider, offering a cohesive suite of award-winning hardware, software and professional services solutions, and we believe they have the potential to emerge as a global leader.”

The Investment is in the form of a $1,375,000 convertible note with a 24-month maturity, 8% APR and a fixed conversion price of $2.50 per share of Boxlight’s Class A voting common stock. Principal payments are due in 18 monthly installments beginning June 2020. Under the terms of the note, Boxlight has the right to make principal and interest payments in the form of either cash or Class A common stock.

Boxlight also has the right to prepay the convertible note at any time without penalty (the “Buy-Back Right”). Should Boxlight choose to exercise its Buy-Back Right, The Lind Group will have the option of converting 25 percent of the outstanding face value amount into shares of Boxlight Class A common stock.

The convertible note is secured by a lien on all Boxlight assets.

About Boxlight Corporation: Boxlight Corporation (Nasdaq: BOXL) is a leading provider of technology solutions for the global learning market. Boxlight aims to improve learning and engagement in classrooms and to help educators enhance student outcomes by developing the products they need. The company develops, sells and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

About The Lind Partners: The Lind Partners is an institutional fund manager and leading provider of growth capital to small- and mid-cap companies publicly traded in the US, Canada, Australia and the UK. Lind targets high growth sectors such as technology, biotech, clean-tech, mining and oil & gas. Founded in 2011, Lind has completed over 70 direct investments for more than $850 million in total value and has an established reputation as a flexible and supportive capital partner to investee companies. For more information, visit http://www.thelindpartners.com.

Forward Looking Statements: This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives and competition in the industry, among other things. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts:

Media

Lori Page

Vice President, Global Marketing

Mobile: +1 404.903.1462 | Office: 866.972.1549, x247

lori.page@boxlight.com

Investor Relations

Michael Pope, Boxlight Corporation

+1 360-464-4478

investor.relations@boxlight.com

or

Hayden IR

+1 917-658-7878

BOXL@HaydenIR.com

# # #